DERIVED INFORMATION [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

	Deal Name		Data
Collateral Characteristics	Pool Balance		$1,575,084,318
	# of Loans	#	9,523
	Avg Prin Balance		$165,398
	GWAC	%	7.85
	WA Net Rate	%
	WAM	#	351
	Seasoning	#	4
	Second Liens	%	4.4
	Silent Seconds	%	30.9
	WA DTI	%	40.7
	WA LTV (First+Second Liens)%		79.3
	WA SSCLTV (First+Second+Silent Seconds)%		85.1
	WA FICO	#	623
	IO	%	20.8
	IO Loan + DTI > 45%		9.8
	Prepay Penalties	%	72.3
	Top Originator	Name	ASC (Wells Fargo)
	Master Servicer	Name
	Trustee	Name
	Credit Risk Manager	Name
Arm Characteristics	WAC (Arms only)%		7.70
	WAM (Arms only)	#	356
	WA Margin	%	5.70
	WA Initial Cap	%	2.76
	WA Periodic Cap	%	1.07
	WA Cap	%	13.69
	WA Months to Roll	#	21
Loan Type	Fixed	%	17.1
	10yr	%	0.0
	15yr	%	2.8
	20yr	%	0.4
	30yr	%	13.8
	Balloons	%	9.4
	2/28 Arms	%	76.4
	3/27 Arms	%	5.3
	5/25 Arms	%	0.7
	Other Hybrid Arms	%	0.4
Index	1-Month LIBOR	%	0.0
	6-Month LIBOR	%	82.6
	Other Index	%	0.2
Loan Purpose	Purchase	%	37.2
	Cash-Out Refi	%	56.8
	Rate-Term Refi	%	6.0
	Debt Consolidation	%	0.0
Occupancy Status	Owner	%	93.5
	Second Home	%	0.8
	Investor	%	5.7
Property Type	Single Family	%	80.7
	2-4 Family	%	6.7
	PUD	%	6.8
	MH	%	0.0
	Condo	%	5.7
Doc Type	Full Doc	%	67.9
	Stated Doc	%	16.7
	Limited Doc	%	15.4
	No Doc	%	0.1
MI Data	MI Flag	Y/N	Y
	% of Pool Covered	%	1.1
	Effective LTV	%
FICO Distribution	FICO <460%		0.1
	FICO 460-479%		0.0
	FICO 480-499%		0.0
	FICO 500-519%		2.5
	FICO 520-539%		5.2
	FICO 540-559%		5.9
	FICO 560-579%		8.5
	FICO 580-599%		12.4
	FICO 600-619%		13.7
	FICO 620-639%		14.8
	FICO 640-659%		12.7
	FICO 660-679%		9.9
	FICO 680-699%		5.5
	FICO 700-719%		3.4
	FICO 720-739%		2.2
	FICO 740-759%		1.6
	FICO >760%		1.6
DTI Distribution	DTI <10.00%		1.3
	DTI 10.00-19.99%		3.6
	DTI 20.00-29.99%		9.9
	DTI 30.00-39.99%		22.1
	DTI 40.00-49.99%		50.7
	DTI 50.00-59.99%		12.2
	DTI 60.00-69.99%		0.0
	DTI > 70%		0.0
LTV Distribution	LTV <20%		0.1
	LTV 20.01-30%		0.3
	LTV 30.01-40%		0.7
	LTV 40.01-50%		1.8
	LTV 50.01-60%		4.2
	LTV 60.01-70%		10.2
	LTV 70.01-80%		49.3
	LTV 80.01-90%		23.8
	LTV 90.01-100%		20.7
	LTV >100%		0.0

SSCLTV	WA FICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
80-85%	607	8.07	8.6	17.0	8.7	99.9	3.0	20.5	69.9	14.9	41.4	43.9	3.8
85-90%	628	7.98	15.0	33.6	11.2	99.5	12.1	19.5	71.0	21.0	41.1	42.5	5.1
90-95%	637	8.14	6.8	38.9	3.4	94.5	35.8	21.8	73.5	28.0	40.9	44.5	0.3
95-100%	648	7.95	31.2	77.6	1.2	87.3	83.3	27.4	64.9	32.3	41.1	44.6	0.0

		# of Loans	Agg Principal Balance	% of Principal Balance	GWAC	WA CLTV	WA FICO
Loan Balance Distribution	$ 0-25,000	478	8,925,612	0.57	11.06	97.6	624
	$ 25,001-50,000	1,043	38,834,488	2.47	10.43	91.6	620
	$ 50,001-75,000	1,043	64,757,651	4.11	9.44	87.8	612
	$ 75,001-100,000	993	86,704,858	5.50	8.65	85.7	607
	$ 100,001-150,000	1,787	222,544,731	14.13	8.18	84.9	611
	$ 150,001-200,000	1,398	244,511,649	15.52	7.77	82.6	612
	$ 200,001-250,000	902	201,883,182	12.82	7.66	83.2	617
	$ 250,001-300,000	593	162,931,772	10.34	7.63	83.9	624
	$ 300,001-350,000	408	132,065,860	8.38	7.48	85.3	626
	$ 350,001-400,000	291	108,698,013	6.90	7.46	86.0	634
	$ 400,001-450,000	192	81,224,990	5.16	7.40	87.0	636
	$ 450,001-500,000	149	70,917,417	4.50	7.29	88.8	650
	$ 500,001-550,000	79	41,432,888	2.63	7.39	88.1	643
	$ 550,001-600,000	59	33,991,528	2.16	7.05	88.6	639
	$ 600,001-650,000	40	25,096,018	1.59	7.07	84.0	644
	$ 650,001-700,000	23	15,562,815	0.99	6.92	82.3	659
	$ 700,001-750,000	29	21,259,721	1.35	6.89	86.4	640
	$ 750,001-800,000	4	3,154,770	0.20	6.43	79.2	646
	$ 800,001-850,000	4	3,308,096	0.21	6.31	82.6	650
	$ 850,001-900,000	4	3,513,898	0.22	6.77	83.7	709
	$ 900,001-950,000	4	3,764,363	0.24	6.21	70.5	682
	$ 950,001-1,000,000	0	0	0.00	0.00	0.0	0
	> $ 1,000,001	0	0	0.00	0.00	0.0	0

Top 5 States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO
California	25.47	1,341	401,252,078	299,219	76.7	36.1	639
Florida	12.25	1,082	193,003,599	178,377	78.7	31.1	619
Arizona	5.44	468	85,752,689	183,232	79.1	25.3	616
Illinois	4.86	443	76,615,159	172,946	82.0	26.0	624
Maryland	4.31	331	67,881,965	205,081	77.3	17.0	612

Russ Belt States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO
IN	24.33	176	17,237,841	97,942	85.6	27.8	616
MI	40.55	278	28,731,837	103,352	84.3	30.8	611
OH	35.12	279	24,887,291	89,202	84.1	25.1	608

Originator/ Source	WA LTV	WA SS CLTV	FICO	WAC	% Bal.	Pur ch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI%	DTI% > 45	% with MI
Name 1
Name 2
Name 3
Name 4

Documentation	WALTV	WA SS CLTV	WAFICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
Full Doc	79.7	84.9	618	7.69	67.9	33.2	3.9	94.1	27.9	23.4	100.0	22.0	40.4	42.2	1.7
Stated Doc	76.7	82.8	626	8.51	16.7	18.6	6.2	98.0	31.6	27.0	0.0	12.7	42.7	47.7	0.0
Limited Doc	80.9	88.8	640	7.82	15.4	75.0	13.4	99.2	43.2	32.9	0.0	24.2	40.0	32.0	0.0
No Doc	64.4	64.4	642	8.99	0.1	0.0	0.0	100.0	0.0	35.1	0.0	0.0	0.0	0.0	0.0

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
<520	2.7	70.2	90.0	69.1	98.7	0.0	9.04	6.62	3.0
520-539	5.4	71.7	95.0	74.4	97.7	0.1	8.73	6.35	2.5
540-559	6.2	75.9	95.0	68.1	94.7	0.0	8.53	6.24	6.4
560-579	8.9	77.3	95.0	74.8	94.5	2.0	8.12	5.83	6.4
580-599	12.1	78.6	100.0	76.7	96.2	16.6	7.85	5.86	27.3
600-619	13.6	78.8	100.0	73.8	94.8	22.0	7.58	5.59	30.3
620-639	14.7	79.8	100.0	63.2	94.6	28.9	7.55	5.59	39.4
640-659	12.5	80.2	100.0	61.8	93.5	36.6	7.41	5.49	48.7
660-679	9.7	80.3	100.0	59.7	89.6	33.9	7.26	5.39	49.3
680-699	5.5	81.3	100.0	60.8	86.8	31.7	7.23	5.40	46.6
700-719	3.3	79.5	100.0	53.6	88.5	32.6	7.07	5.36	56.7
720-739	2.2	76.6	100.0	57.1	85.3	34.3	6.98	5.32	50.7
740-759	1.6	81.1	100.0	47.6	84.3	25.6	7.26	5.64	47.4
760-779	1.0	76.3	100.0	53.5	76.5	29.6	7.21	5.22	53.6
780-800	0.5	76.5	90.0	39.9	76.1	35.8	7.19	5.32	29.0
800+	0.1	69.9	90.0	100.0	70.7	0.0	6.92	4.75	49.2
Totals (of deal)	100.0	78.4	100.0	66.9	93.2	21.7	7.70	5.70	32.3

Aggregate Loans (Second Lien Only)
FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN
<520	0.0	100.0	100.0	100.0	100.0	0.0	12.00	0.00
520-539	0.0	100.0	100.0	100.0	100.0	0.0	9.70	0.00
540-559	0.1	97.5	100.0	100.0	100.0	0.0	10.35	0.00
560-579	0.3	100.0	100.0	100.0	100.0	0.0	12.70	0.00
580-599	18.9	99.2	100.0	100.0	100.0	0.0	11.61	0.00
600-619	15.7	99.0	100.0	99.6	100.0	0.0	11.37	0.00
620-639	18.1	99.3	100.0	86.2	100.0	0.0	10.96	0.00
640-659	16.5	99.3	100.0	84.8	100.0	0.0	10.80	0.00
660-679	13.4	99.6	100.0	83.6	100.0	0.0	10.39	0.00
680-699	6.9	98.4	100.0	88.7	100.0	0.0	10.18	0.00
700-719	4.9	99.7	100.0	80.2	100.0	0.0	10.23	0.00
720-739	2.6	99.4	100.0	68.9	100.0	0.0	10.50	0.00
740-759	1.7	99.7	100.0	80.4	100.0	0.0	9.96	0.00
760-779	0.8	100.0	100.0	86.7	100.0	0.0	10.17	0.00
780-800	0.1	100.0	100.0	36.0	100.0	0.0	11.59	0.00
800+	100.0	99.3	100.0	89.7	100.0	0.0	10.92	0.00

If seconds in deal:
Second Lien Loans
FRM %	100.0
ARM %	0.0

CREDIT ENHANCEMENT:
Subordination %
Initial OC %
Target OC % before stepdown
Target OC % after stepdown
Initial Excess Interest
Other CE %

Derivatives:

Triggers:
Delinquency Trigger
Cum Loss Trigger

Percentage by range					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0.01	0.01	0	0.01	0.01	0
	20-30	0	0	0.08	0.08	0.06	0.01	0.03	0.01
	30-40	0	0	0.16	0.19	0.16	0.09	0.02	0.03
	40-50	0	0	0.37	0.58	0.5	0.12	0.04	0.04
LTVs	50-60	0	0.02	1.03	1.09	1.13	0.48	0.2	0.07
	60-70	0.01	0.06	1.93	2.45	2.24	0.87	0.43	0.22
	70-80	0	0.06	2.75	4.9	5.61	2.89	0.95	0.38
	80-90	0.04	0.03	3.64	9.46	17.35	11.51	3.15	1.26
	90-100	0	0	0.49	5.47	7.79	4.68	1.22	0.39
	>100	0	0	0	0	0	0	0	0

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	0	0	0	0	0
	20-30	0	0	0	0	0	0	0	0
	30-40	0	0	0	0	0	0	0	0
	40-50	0	0	0	0	0	0	0	0
LTVs	50-60	0	0	0	0	0	0	0	0
	60-70	0	0	0	0	0	0	0	0
	70-80	0	0	0	0	0	0	0	0
	80-90	0	0	0.01	0.13	0.1	0.17	0.04	0.02
	90-100	0	0	0	0.2	0.23	0.17	0.06	0
	>100	0	0	0	0	0	0	0	0

Loan Count					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	3	3	2	4	3	1
	20-30	0	0	11	12	9	1	3	1
	30-40	0	0	20	24	25	10	3	2
	40-50	0	1	41	52	48	15	5	4
LTVs	50-60	1	2	89	103	94	39	14	4
	60-70	1	5	173	219	193	62	22	12
	70-80	0	9	277	415	427	199	58	23
	80-90	5	4	393	871	1350	763	198	73
	90-100	0	1	60	878	1225	669	175	37
	>100	0	0	0	0	0	0	0	0
	#	9446

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	0	0	0	0	0
	20-30	0	0	0	0	0	0	0	0
	30-40	0	0	0	0	0	0	0	0
	40-50	0	0	0	0	0	0	0	0
LTVs	50-60	0	0	0	0	0	0	0	0
	60-70	0	0	0	0	0	0	0	0
	70-80	0	0	0	0	0	0	0	0
	80-90	0	0	1	8	7	9	2	1
	90-100	0	0	0	15	17	13	4	0
	>100	0	0	0	0	0	0	0	0
	#	77

First Lien Loans:	# of Mortgage Loans	Prin. Balance	% of Principal Balance	WAC	% Owner Occupancy	%ARM	FICO	CLTV	%Full Doc	Coverage Down to:
Less than 60.01%	688	110,583,641	7.30	7.51	93.10	69.10	600.00	50.30	70.90
80.01 to 85.00%
With MI:	19	5,182,084	0.30	7.21	100.00	82.90	628.00	84.50	100.00
Without MI:	784	145,708,061	9.70	8.08	89.70	86.60	609.00	86.20	65.90
85.01 to 90.00%
With MI:	56	12,370,227	0.80	7.72	100.00	83.40	638.00	89.90	100.00
Without MI:	1150	210,411,471	14.00	8.08	89.10	88.30	622.00	90.30	69.80
90.01 to 95.00%
With MI:	1	109,227	0.00	6.75	100.00	100.00	666.00	95.00	100.00
Without MI:	328	63,003,429	4.20	8.30	98.80	87.70	633.00	94.70	74.20
95.01 to 100.00%
With MI:	1	198,105	0.00	7.38	100.00	100.00	702.00	100.00	100.00
Without MI:	139	19,378,619	1.30	8.35	100.00	91.50	651.00	99.90	86.70

TOTAL (First Lien)	3166	566,944,864	37.60	7.99	91.83	84.01	617.02	82.20	71.03

Please provide a breakdown of percentages for each cell of the matrix for loans that fall within the appropriate category brokendown between loans with MI and loans without MI as well as the loan count for each breakdown in the matrices below.  The sum of the percentages for the with MI and without MI percentages should equal 100%.  The sum of the loans in the matrices below should equal the number of loans in the pool.  If FICO is not available for loan, default to <450 bucket.  If deal does not have MI, provide data for the entire pool in the "Loans without MI" matrix.

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WA FICO	WA LTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc
2/28 ARM 24 Month IO	24	5	1,176,433	235,287	0.4	0.1	672	83.5	100.0	21.9	0.0	24.8	63.7
2/28 ARM 36 Month IO	0	0	0	0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0
2/28 ARM 60 Month IO	60	1,035	288,471,772	278,717	88.1	18.3	649	80.9	98.1	52.9	1.4	42.6	72.8
2/28 ARM 120 Month IO	0	0	0	0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0
3/27 ARM 24 Month IO	24	1	262,400	262,400	0.1	0.0	645	80.0	100.0	100.0	0.0	39.0	0.0
3/27 ARM 36 Month IO	0	0	0	0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0
3/27 ARM 60 Month IO	60	97	29,019,595	299,171	8.9	1.8	657	78.8	94.2	38.7	5.8	43.2	59.4
5/25 ARM 60 Month IO	60	5	1,226,000	245,200	0.4	0.1	655	78.8	100.0	51.9	0.0	37.8	86.3
30 Fixed IO	60	23	6,259,169	272,138	1.9	0.4	673	71.2	100.0	7.6	0.0	45.9	88.3
15 Fixed IO	0	0	0	0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0
Other IO	60	2	920,000	460,000	0.3	0.1	654	82.7	27.4	72.6	72.6	36.7	72.6
Totals:	60	1,168	327,335,369	280,253	100.0	100.0	650	80.5	97.6	50.8	2.0	42.6	71.9

Please fill out chart with the appropriate characteristics for each rep line.  Please note '% of total IO' should add up to 100%.  Columns G, I, J, L, and M refer to % within the specific product type so they should not sum to 100%.

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5.00%
2/28 ARM 24 Month IO	0	426,800	0	0	749,633	0	0	0	0
2/28 ARM 36 Month IO	0	0	0	0	0	0	0	0	0
2/28 ARM 60 Month IO	0	5,469,399	15,793,097	0	267,209,276	0	0	0	0
2/28 ARM 120 Month IO	0	0	0	0	0	0	0	0	0
3/27 ARM 24 Month IO	0	262,400	0	0	0	0	0	0	0
3/27 ARM 36 Month IO	0	0	0	0	0	0	0	0	0
3/27 ARM 60 Month IO	0	0	1,760,000	0	27,259,595	0	0	0	0
5/25 ARM 60 Month IO	0	0	224,000	0	590,000	0	0	0	412,000
Other IO	920,000	0	0	0	0	0	0	0	0
	920,000	6,158,599	17,777,097	0	295,808,504	0	0	0	412,000

Please fill out with total value dollars for loans in the pool that fall into teach cell of the matrix.

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
520-539	0	85	85	100	100	10	8.5	0
540-559	0	0	0	0	0	0	0	0
560-579	0.8	82.5	90	89.8	98.1	9	6.9	25.8
580-599	9.2	79.8	95	93.3	100	7.45	5.64	38.7
600-619	13.8	80.9	95	88.4	99.2	7.26	5.37	44.4
620-639	19.5	79.8	95	75	99.8	7.31	5.47	45.8
640-659	21.1	81.4	95	67.4	98.1	7.12	5.29	64.7
660-679	15.1	80.7	95	65.5	96.7	7.06	5.09	67
680-699	8	80.7	90.5	57	96	6.91	5.34	64.8
700-719	5	79.5	95	55.5	93.2	6.7	5.31	72.6
720-739	3.4	79.3	95	62.3	97.1	6.73	5.02	67.1
740-759	1.9	81.2	95	50.6	98.5	6.79	5.55	47.8
760-779	1.3	80.2	85	57.3	75.1	7.06	5.06	72.8
780-800	0.9	77.6	85	51.8	81.8	6.85	5.06	43.2
800+	0	0	0	0	0	0	0	0